Exhibit 10.5

P O W E R  S A L E S  C O N T R A C T

Executed by

PUBLIC UTILITY DISTRICT NO. 2

OF GRANT COUNTY WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

INDEX TO SECTIONS

Section
1.	Term of Contract
2.	Definitions and Explanations of Terms
3.	Amount of Energy and Power Sold
4.	Annual Power Costs
5.	Payment for Power Sold
6.	Scheduling of Deliveries
7.	Point of Delivery
8.	Voltage Control and Reactive Deliveries
9.	Character and Continuity of Service
10.	Metering and Transmission Losses
11.	Accounts
12.	Information to be Made Available to the Purchaser
13.	Priest Rapids Advisory Committee - Arbitration
14.	Insurance
15.	Operation and Maintenance
16.	Board of Consulting Engineers on Construction Problems
17.	Construction and Financing Contracts
18.	Completion of Construction
19.	Additional Facilities
20.	Wanapum Development
21.	Adjustment of Power Allocation
22.	Liability of Parties
23.	Waiver of Default
24.	Notices and Computation of Time
25.	Modification of Contract Terms
26.	District's Bond Resolution and License
27.	Conflict of Laws
28.	Assignment of Contract
29.	Uniformity of Power Sales Contract
EXHIBIT "A"	Distribution of the Priest Rapids Development Output
EXHIBIT "B"	Escrow Instructions

P 0 W E R  S ALE S  C O N T R A C T

Executed by

PUBLIC UTILITY DISTRICT N0. 2

OF GRANT COUNTY, WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

This contract, entered into this 21st day of May, 1956, by Public Utility District No. 2 of Grant County, Washington (hereinafter called "the District"), a municipal corporation of the State of Washington, and Puget Sound Power & Light Company (hereinafter called "the Purchaser"), a corporation organized and existing under the laws of the State of Massachusetts.

WITNESSETH:

WHEREAS the District is a municipal corporation organized under the laws of the State of Washington and authorized to construct and operate electric generating plants and transmission lines and to supply electric energy to other electric utilities and, as specifically authorized by Public Law 544 - 83rd Congress, to develop the Priest Rapids Hydroelectric Project on the Columbia River; and
WHEREAS the District has been granted a license by the Federal Power Commission for the construction, operation and maintenance of Project No. 2114, consisting of the Priest Rapids Development and the Wanapum Development, with the structures, fixtures, equipment and facilities, used or useful in the maintenance and operation of the Project; and
WHEREAS the Purchaser desires to purchase power and energy from the District and the District desires to sell power and energy from said Project; and
WHEREAS the District has the responsibility and authority for the financing, construction and operation of said Priest Rapids Development and said Wanapum Development; and
WHEREAS said Public Law 544 and the said Federal Power Commission License provide that the District shall offer a reasonable portion of the power and energy from the said Project for sale in neighboring states.
NOW, THEREFORE, the parties hereto, for and in consideration of the mutual covenants and agreements herein contained, hereby agree as follows:

SECTION 1.	TERM OF CONTRACT.

(a)           This contract shall be in full force and effect from the date of its execution and until midnight of October 31, 2005.
(b)           After October 31, 2005, the Purchaser shall have the fight of first refusal to purchase that proportionate part of the Priest Rapids Development Output which is then in excess of the actual and prospective needs of the District for service to ultimate consumers within the service area of the District, which the Purchaser's Power Allocation as of October, 2005 shall bear to the total power allocations of all of the Purchasers; provided, however, that nothing herein contained shall be construed to limit or waive any rights which the agencies in neighboring states would have had to purchase power after October 31, 2005, in the absence of this subsection (b) of Section 1.  In the event this Section 1(b) or any sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this section or such part thereof so adjudicated to be invalid had not been included herein.

SECTION 2.	DEFINITIONS AND EXPLANATIONS OF TERMS.

As used herein:
(a)           "Contract Year" shall mean the twelve-month period commencing at 12:01 A.M. on September 1, of each year, except that the first contract year shall begin on the date that the District makes available power and energy hereunder, and end at 12:01 A.M. on the following September 1.
(b)           "Priest Rapids Development" shall mean those properties and facilities consisting of the Priest Rapids dam, site, reservoir, switchyard and power plant, including all generating facilities associated therewith up to and including the first eight (8) main turbine generator units each with a name-plate rating of approximately 78,750 kilowatts, and associated transmission facilities consisting of two 230 KV transmission lines and terminal facilities interconnecting the Priest Rapids switchyard and the Bonneville Power Administration's Midway Substation and an undivided one-half interest in the interconnecting facilities between the Priest Rapids switchyard and the Wanapum switchyard.
(c)           "Wanapum Development" shall mean those properties and facilities consisting of the Wanapum dam, site, reservoir, switchyard and power plant, including all generating facilities associated therewith up to and including the first eight (8) main turbine generator units each with a nameplate rating of approximately 71,250 kilowatts, and associated transmission facilities in the immediate vicinity of said switchyard and an undivided one-half interest in the interconnecting facilities between Priest Rapids switchyard and Wanapum switchyard.
(d)           "Project" shall mean those properties and facilities known as the Priest Rapids Development, the Wanapum Development, and all associated transmission facilities interconnecting said Developments and the transmission facilities which interconnect the Developments with the electric utility facilities of Purchasers and the Bonneville Power Administration in the immediate vicinity of said Developments.
(e)           "Priest Rapids Development Output" shall mean the amount of power and energy produced by said Development during the term of this contract under the operating conditions which exist during said term including periods when the said Development may be inoperable, after corrections for encroachment, station and Project use, and depletions required by said Federal Power Commission License.
(f)           "Wanapum Development Output" shall mean the amount of power and energy produced by said Development during the term of this contract under the operating conditions which exist during said term including periods when the said Development may be inoperable after corrections for encroachment, station and Project use, and depletions required by said Federal Power Commission License.
(g)           The word "Month" shall mean a calendar month.
(h)           "Purchaser's Power Allocation" shall mean the percentage of the Priest Rapids Development Output purchased and sold under this contract as set forth in Section 3 hereof as adjusted in accordance with Section 21 hereof.
(i)           "Debt Service" shall mean with respect to any period the amount to be paid or accrued during said period to retire the principal of and pay the interest and premium, if any, on all Revenue Bonds or other evidences of indebtedness issued at any time by the District for the purpose of paying the Cost of Acquisition and Construction and on all bonds issued pursuant to the Bond Resolution in the manner provided in said Resolution.
(j)           "Uncontrollable Forces" shall mean any cause beyond the control of the District, and which by the exercise of due diligence the District is unable to prevent or overcome, including but not limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers.
(k)           The term "Purchasers" shall mean the Purchaser and other agencies or companies which enter into contracts with the District to buy a percentage share of the Priest Rapids Development Output, all as listed under the heading "Purchasers" in Exhibit "A", entitled "Distribution of the Priest Rapids Development Output," attached hereto and made a part hereof.
(1)           "Revenue Bonds" shall mean the bonds issued by the District to obtain funds to pay the cost of Acquisition and Construction and for other purposes, all as authorized by the Bond Resolution.
(m)           "Cost of Acquisition and Construction" shall mean all costs of acquisition, construction and financing of the Priest Rapids Development, heretofore or hereafter paid or accrued, including but not limited to:

(1)           Working Capital in the amount of three million dollars ($3,000,000) from which the cost of preliminary surveys, investigations, engineering and other fees and expenses may hereafter be incurred for the Wanapum Development in an amount not to exceed one and one-half million dollars ($1,500,000) but if so used shall be reimbursed in the amount used at the time the Wanapum Development is financed;
(2)           Establishing the Reserve Account in the Bond Fund pursuant to the Bond Resolution;
(3)           Interest accruing on said revenue bonds prior to and during construction of said Development;
(4)           All fees and expenses properly paid or incurred in connection with said Development;
(5)           The cost of preliminary surveys, investigations, engineering and other fees and expenses heretofore properly incurred for the Project;
(6)           The cost of all facilities included explicitly or implicitly in the Priest Rapids Development by the definition in Section 2(b) hereof, whenever constructed or installed.
(n)           The term "Uniform System of Accounts" shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Electric Utilities and Licensees in effect at the time this agreement is executed.
(o)           The term "Bond Resolution" shall mean the resolution adopted by the District authorizing the sale of Revenue Bonds to provide funds to pay the cost of Acquisition and Construction and other purposes in connection with the Priest Rapids Development, and providing the terms and conditions thereof, a certified copy of which has been delivered to the Purchaser.
(p)           The term "Initial Date of Delivery" shall mean 12:01 A.M. of the day the District is ready to deliver power and energy hereunder from one or more generating units which shall have been installed, tested and, in the opinion of the District, are ready for continuous operation as provided in Section 9 hereof.

SECTION 3.	AMOUNT OF ENERGY AND POWER SOLD.

(a)           The District agrees to sell to the Purchaser and the Purchaser agrees to purchase, solely from the gross revenues of the Purchaser's light and power system, for the benefit of consumers in the State of Washington, subject to adjustment in accordance with Section 21 hereof, eight per cent (8%) of the Priest Rapids Development Output.  Deliveries will be made insofar as possible as requested by the Purchaser all as provided in Section 6 hereof; provided that such deliveries, together with deliveries requested by all other Purchasers (including deliveries to the District pursuant to its reservation under subsection (b) of Section 3 hereof):
(1)           Will be possible of fulfillment under the terms of said Federal Power Commission License;
(2)           Will not exceed the capability of the Development or subject it or its operation to undue hazard.
(b)           The District reserves thirty-six and one-half per cent (36-1/2%) of the said Priest Rapids Development Output and shall be entitled to the power and energy thus reserved and to the rights and privileges associated therewith and subject to the same obligations, including those provided in Section 21 hereof, but excepting those recited in Section 13 hereof, as it would have if the District were one of the Purchasers and had rights, privileges and obligations similar to those of the Purchasers.  The District covenants and agrees that it will establish, maintain and collect rates or charges for the power and energy reserved by it from the Development as provided in Section 3(b) hereof, which shall be fair and nondiscriminatory and adequate to provide revenues sufficient to enable the District to pay its pro-rata share of the Annual Power Costs.  All revenues derived by the District from the sale of the output of the Development to the Purchasers, together with payments by the District for power and energy reserved by it from the Development, shall be segregated, deposited and held separate and apart from all other revenues of the District.

SECTION 4.	ANNUAL POWER COSTS.

(a)           "Annual Power Costs" as used in this contract shall be deemed to mean all of the District's costs resulting from the ownership, operation, maintenance of and renewals and replacements to the Priest Rapids Development, including, but not limited to, the items of cost hereinafter mentioned in this Section 4 that are incurred or paid by the District during each Contract Year in connection with said Development, to-wit:
(1)           Amounts required to be set aside by the District for the payment of Debt Service as required by the Bond Resolution;
(2)           An amount not to exceed six hundred thousand dollars ($600,000) per annum to be placed in a Reserve for Contingencies, Renewals and Replacements, until the sum of six million dollars ($6,000,000) in principal amount has been accumulated.  The moneys in such Reserve Fund shall also be used for the purpose of making up any deficiency in the Reserve Account in the Bond Fund as established in the Bond Resolution.  In the event of withdrawals from the Reserve for Contingencies, Renewals and Replacements, the funds withdrawn shall be replaced at the rate of not to exceed six hundred thousand dollars ($600,000) in any one year;
(3)           Amounts which may be required to pay for the prevention or correction of any unusual loss or damage or for major replacements to keep said Development in good operating condition to the extent that such costs are not covered by insurance, and by the Reserve for Contingencies, Renewals and Replacements.  In the event of any such unusual loss or damage, or major replacement which will cost in excess of the amount of money then in said reserve, plus insurance proceeds, and plus two million dollars ($2,000,000), the District shall issue equal lien (pari passu) bonds payable from the revenues of the said Development to pay the portion of such costs which shall exceed insurance proceeds, if any, provided, that such bonds can then be legally issued and can be sold;
(4)           An amount which when added to the Annual Costs itemized in Sections 4(a)(2) and 4(a)(3) hereof will equal fifteen per center (15%) of the annual Debt Service during the applicable Contract Year.  Such amount shall be used by the District:  first, for the purpose of making up any deficiency in the Bond Fund as established by the Bond Resolution; second, to supplement the six hundred thousand dollars ($600,000) payment into the Reserve Fund for Contingencies, Renewals and Replacements provided for in Section 4(a)(2) to the extent that withdrawals from said reserve in the previous Contract Year exceeded six hundred thousand dollars ($600,000); and third, to retire bonds issued pursuant to the Bond Resolution prior to maturity;
(5)           All costs of producing and delivering power and energy (excluding depreciation) not accounted for by the payments out of funds and reserves specified in the foregoing subsections and properly chargeable to said Priest Rapids Development in accordance with the Uniform System of Accounts, less any credits against the said costs by reason of net revenues from other sources than the direct sale of power, and also less any credits for interest charged during construction, all as provided for in said Uniform System of Accounts; provided, however, that income from interest earned on reserve funds, credited to Account No. 525, Revenue from Sinking and Other Funds, as defined in said Uniform System of Accounts, shall be used by the District at least annually to accumulate and maintain the reserve funds specified in Sections 4(a)(2) and 4(a)(4) hereof, or for the retirement of Revenue Bonds issued by the District pursuant to the Bond Resolution.
(b)           Any payment received by the District as a result of the taking of the whole or any portion of the output of the Priest Rapids Development by any state or federal government agency shall be used by the District to reduce the Annual Power Costs or to retire bonds issued pursuant to the Bond Resolution, whichever shall be proper under the circumstance existing at the time of said taking.  It is the intention of the parties hereto that insofar as possible the Annual Power Costs paid by the Purchaser shall be reduced in proportion to the loss of availability of power and energy as a result of such taking.
(c)           Should any amount remain in any of the funds established in connection with the Priest Rapids Development, including working capital and all reserves, in excess of outstanding obligations against such funds at the expiration of this contract, there shall be refunded to the Purchaser as excess payment for power and energy theretofore purchased a share of such remainders determined by multiplying the total thereof by the percentage of the Priest Rapids Development Output to which the Purchaser is entitled on October 31, 2005.

SECTION 5.	PAYMENT FOR POWER SOLD.

(a)           On or before one hundred and twenty (120) days prior to the Initial Date of Delivery and on or before one hundred and twenty (120) days prior to the beginning of each Contract Year thereafter, the District shall prepare and mail to the Purchaser a pro forma statement showing:
(1)           The Initial Date of Delivery and the dates when each then uncompleted generating unit of the Priest Rapids Development is scheduled for completion (Not applicable after the completion of the construction of said Development);
(2)           A detailed estimate of the Annual Power Costs of said Development for the following Contract Year, provided, that the estimate of the Annual Power Costs for any period prior to the date that eight (8) generating units are completed, installed and continuously operating shall be made in accordance with Section 5(h) hereof;
(3)           An amount obtained by multiplying the estimated Annual Power Costs by the Purchaser's Power Allocation.  This amount (expressed in dollars) is hereinafter referred to as the "Purchaser's Estimated Cost;"
(4)           The amount of the equal monthly payments to be made by the Purchaser to pay said Purchaser's Estimated Cost during said Contract Year. Said statement shall be in lieu of the issuance of monthly bills to the Purchaser by the District.
(b)           In the event of the interruption or reduction of power and energy production of the Development, resulting in the collection by the District of insurance or other proceeds as indemnity for such interruption or reduction, the District shall credit the Purchaser's pro-rata share of such proceeds to the Purchaser's account to be applied toward the reduction of the Purchaser's monthly payments.
(c)           In the event of extraordinary receipts or payments of unusual costs substantially affecting the Annual Power Costs during any Contract Year, the District shall prepare and mail to the Purchaser a revised estimate of Annual Power Costs which shall supersede the previous estimate of Annual Power Costs as a basis for the Purchaser's monthly payments for the balance of that Contract Year.
(d)           Said monthly payments shall be due and payable at the office of the District at Ephrata, Washington, on the twentieth day of the month in which the Initial Date of Delivery occurs, and the twentieth day of each month thereafter, whether or not the Priest Rapids Development is then operating; provided, that for the first month in which payment is due, subject to the provisions of Section 5(h) hereof when applicable, the Purchaser may reduce said payment to an amount equal to the Purchaser's Estimated Cost divided by the number of days in the first Contract Year and multiplied by the number of days in such first month during which the District makes power and energy available hereunder.
(e)           If payment in full is not made on or before the close of business on the twentieth day of the month, a delayed-payment charge of two percent (2%) of the unpaid amount due will be made.  Remittances received by mail will be accepted without assessment of the two per cent (2%) delayed-payment charge provided the postmark indicates the payment was mailed on or before the twentieth day of the month.  If the twentieth day of the month is a Sunday or a holiday, the next following business day shall be the last day on which payment may be made without the addition of the delayed-payment charge.  Except as to any portion of a monthly payment which may in good faith be disputed by the Purchaser, the District may, whenever any amount due remains unpaid subsequent to the thirtieth day after the due date and after giving thirty (30) day's advance notice in writing, discontinue deliveries to the Purchaser until such bill and any subsequent payments which have become due are paid.  No such discontinuance shall relieve the Purchaser from any of its obligations under this contract; provided, that until the power allocation of the Purchaser has been reallocated under the provisions of Section 21 hereof, the District shall sell the power and energy made available by such discontinuance for the account of the Purchaser.
(f)           On or before one hundred twenty (120) days after the end of each Contract Year the District will submit to the Purchaser a detailed statement of the actual Annual Power Costs for said Contract Year, based on the annual audit of the accounts of the Priest Rapids Development provided for in Section 11 hereof, and will compare said actual Annual Power
Costs with the estimated Annual Power Costs for said Contract Year; provided, that the actual Annual Power Costs for any period prior to the date that eight (8) generating units are completed, installed and continuously operating shall be computed in accordance with Section 5(h) hereof.  If said actual costs exceed said estimated costs, the District shall bill the Purchaser for an amount equal to such excess multiplied by the Purchaser's Power Allocation for said Contract Year, and the Purchaser agrees to pay said bill promptly.  If said actual costs are less than said estimated costs, the District shall give credit to the Purchaser against the current charges for power of an amount equal to such difference between said actual costs and said estimated costs multiplied by the Purchaser's Power Allocation for said Contract Year; provided, that if said comparison is made following the expiration of this contract, the District shall make a cash refund of such amount to the Purchaser.
(g)           The District shall pay into the Revenue Fund established by the Bond Resolution that share of the Annual Power Costs of the Priest Rapids Development determined by multiplying said Annual Power Costs by the percentage of the Priest Rapids Output reserved by the District in accordance with Section 3(b) hereof.  Payments by the District as specified in this Section 5(g) shall be made by the District out of revenues from the sale of its reserved share of the Priest Rapids Development Output specified in Section 3(b) hereof.
(h)           During the period of construction of said Development, after the completion of the first generating unit, the estimated Annual Power Costs from which the Purchaser's Estimated Cost is computed and the actual Annual Power Costs from which adjustments specified in Section 5(d) are computed shall be determined by adding:
(1)           All of the costs included in subsections (a) (3) and (a)(5) of Section 4 not properly chargeable to construction; and
(2)           That proportion of the amount required to pay the interest on the Revenue Bonds for the Contract Year, that the number of generating units completed, installed and continuously operating bears to the number 8.

SECTION 6.	SCHEDULING OF DELIVERIES.

It is the intent of the parties hereto that the power and energy purchased hereunder by the Purchaser shall be fully coordinated with other resources available to the Purchaser and with the resources of other Purchasers and that the operation of the Priest Rapids Development shall be coordinated with the operation of the Northwest Power Pool.  Scheduling of generation from said Development shall be as requested by the Purchaser, acting singly or as a member of a group of Purchasers, subject to the limitations set forth in this section and in other sections of this contract.
The Purchaser, acting singly or as a member of a group of Purchasers, shall make available to the District at least eight (8)  hours before 12:01 A.M. of each day an hourly schedule of desired total energy deliveries for that day.  Such schedule shall be based upon the probable water supply to said Development and the resulting probably output.  Revisions in the schedule may be made at any time upon the request of the Purchaser if required by changes in estimated river flows or system loads.  Deviations from schedules for the Priest Rapids Development Output shall be held to a minimum by the District and corrected for as promptly as possible on an hourly basis under conditions as nearly equivalent as possible to those obtaining when the deviations occurred.
The schedules requested by the Purchaser shall be in accordance with the following:
(a)           The net hourly schedule for delivery or spill shall be within the limitations of the Purchaser's Power Allocation and the Purchaser's allocation of the minimum discharge;
(b)           The Purchaser shall be entitled to a share of that part of the Priest Rapids Development Output resulting from the inflow of the stream each hour determined by multiplying said part of said Development Output by the Purchaser's Power Allocation;
(c)           The Purchaser shall be entitled to a share of the pondage available at the Priest Rapids Development (hereinafter called the Purchaser's Allocation of Pondage), determined by multiplying the total of said pondage available by the Purchaser's Power Allocation;
(d)           The Purchaser may schedule more or less than its share of said Development Output determined in accordance with subsection 6(b) hereof by scheduling from or to a pondage account established for each Purchaser.  The aggregate amount of the energy scheduled from the pondage account shall not exceed the Purchaser's Allocation of Pondage determined in accordance with subsection 6(c) hereof and shall subsequently require the scheduling of an equivalent amount of energy to the account for refill by 7:00 A.M. on the following Monday.  Scheduling by the Purchaser to its pondage account shall be only against its prior accumulated pondage draft.  Refill obligations shall be reduced proportionately when the inflow of the stream exceeds the hydraulic capacity of the Development and will be cancelled when spill occurs.

SECTION 7.	POINT OF DELIVERY.

Electric power and energy to be delivered hereunder shall be made available to the Purchaser at:
(a)           The 230 KV bus of the Bonneville Power Administration's Midway Sub-station; or, at the option of the Purchaser, at either
(b)           The 230 KV bus of the switchyard, when constructed, of the Priest Rapids Development; or
(c)           The 230 KV bus of the switchyard, when constructed, of the Wanapum Development.

SECTION 8.	VOLTAGE CONTROL AND REACTIVE DELIVERIES.

The District shall maintain voltage levels at the Priest Rapids Development to best coordinate with the systems of the Purchasers and the systems operated by members of the Northwest Power Pool.
Reactive kilovolt-amperes shall be made available up to the capability of the equipment of said Development, consistent with the power generation and voltage level schedule for said Development at the time.
The Purchaser is entitled at any time to a share of the reactive output available at the time of maximum power output from said Development determined by multiplying the total reactive output by the Purchaser's Power Allocation specified in Section 3 hereof.  The Purchaser may take additional reactive deliveries when available, or otherwise by reducing deliveries of power from said Development to the Purchaser so as to provide the additional reactive capability.

SECTION 9.	CHARACTER AND CONTINUITY OF SERVICE.

Power and energy supplied hereunder shall be approximately 230 KV, three-phase, alternating current, at approximately sixty cycles per second.  The District may temporarily interrupt or reduce deliveries of electric energy to the Purchaser if the District determines that such interruption or reduction is necessary in case of emergencies.  In order to install equipment in, make repairs to, replacements, investigations and inspections of, or perform other maintenance work on the Priest Rapids Development, and in order that operations of the Purchasers will not be unreasonably interrupted or interfered with, the District, after consulting with the Purchaser regarding any such planned interruption or reduction, giving the reason there-for and stating the probable duration thereof, will to the best of its ability schedule such interruption at a time which will cause the least interference to the operations of the Purchaser and the operations of other Purchasers of power from said Development.
Except as interrupted by Uncontrollable Forces or as provided otherwise by this section, power and energy shall be made available in accordance with this agreement at all times during the term of this contract commencing with the Initial Date of Delivery.

SECTION 10.	METERING AND TRANSMISSION LOSSES.

(a)           The District shall provide and maintain suitable meters in the generator leads of the power plant of the Priest Rapids Development to indicate and record the output of said Development.  The Priest Rapids Development Output shall be determined from totalized readings from said meters after making corrections specified in Section 2(e) hereof.  The District shall also arrange for suitable metering at the point of delivery specified in Section 7 hereof or at other points as agreed upon.  Meters shall be read by the District or an agent of the District and records thereof shall be made available to the Purchaser as may be reasonably required.
(b)           All deliveries of power and energy hereunder shall be measured as though they were made at the low voltage side of the transformers in the power house of the Development.  All losses of power and energy purchased hereunder resulting from transformation and transmission shall be borne by the Purchaser.

SECTION 11.	ACCOUNTS.

The District agrees to keep accurate records and accounts for the Priest Rapids Development in accordance with the Uniform System of Accounts and in accordance with the rules and regulations prescribed by the Division of Municipal Corporations of the State Auditor's Office of the State of Washington, separate and apart from its other accounting records.  Said accounts shall be the subject of an annual audit by a firm of certified public accountants, experienced in electric utility accounting and of national reputation, to be employed by the District.  Said annual audit shall cover the transactions of the Contract Year.
A copy of each annual audit, including all recommendations of the accountants, shall be furnished by the District to the Purchaser.

SECTION 12.	INFORMATION TO BE MADE AVAILABLE TO THE PURCHASER.

(a)           All drawings, designs, plans, specifications, and terms of contracts relating to the construction and operation of the Priest Rapids Development are or will be placed on file in the office of the District at Ephrata, Washington and will be open to inspection by the Purchaser.
(b)           All agreements and data relating to the financing of said Development may be examined by the Purchaser at the office of the District.
(c)           All operating and financial records and reports relating to the said Development may be examined by the Purchaser at the office of the District.
(d)           Policies of Insurance carried by the District pursuant to Section 14 hereof shall be available at the office of the District for inspection by the Purchaser.
(e)           The Purchaser's representatives shall at all times be given reasonable access to said Development.

SECTION 13.	PRIEST RAPIDS ADVISORY COMMITTEE - ARBITRATION.

(a)           In order that the Purchasers may, in an orderly way, participate in problems relating to the Priest Rapids Development, there is hereby established the Priest Rapids Advisory Committee (herein called the "Committee").  The Purchaser and each of the other Purchasers are entitled to representation on the Committee and may each appoint a representative to attent Committee Meetings.  A Chairman shall be elected by the members of the Committee.  The Committee will meet regularly on the Monday following the first Tuesday of each month, or as otherwise determined by the Committee, for the purpose of discussing the problems with respect to said Development and may make recommendations to the District with reference thereto.  Special meetings shall be called by the Chairman at the request of the District or upon the request of members of the Committee representing two-thirds (2/3) of the power purchased by the members.  All meetings will be held at the office of the District at Ephrata, Washington, or at such other place or places as may be determined by the Committee.
(b)           Except in the event of an emergency requiring immediate action, the District shall give to the Committee reasonable notice, in no case less than thirty (30) days, whenever it proposes to replace items of major equipment in or to construct additions to or extensions of said Development, or to enter into additional new or special contractual arrangements relating to and substantially modifying the operation and Annual Power Costs of said Development.
(c)           The District will give due consideration to the recommendations of the Committee.  In considering said recommendations, the District shall give due regard to the objective of achieving from said Development the optimum electric power production consistent with economy, reliability and facility of operation and the District's statutory duties.  If in the opinion of the Committee the District has given inadequate consideration to its informal recommendations, written recommendations may be made to the District whenever such recommendations are approved in writing by members of the Committee representing Purchasers who are purchasing two-thirds (2/3) of the power purchased by the members.  Such written recommendations shall be forwarded to the District with appropriate supporting data.  The District shall take action on such recommendations within a reasonable time by adopting, modifying, or rejecting such recommendations.  If the District modifies or rejects said recommendations it shall notify the Committee of its action in writing, giving the reasons therefor.
(d)           If the District modifies or rejects a written recommendation of the Committee dealing with matters which may be arbitrated as set forth in Section 13(e) hereof, and made in accordance with the procedures set forth in Section 13(c) hereof, the Committee may, by affirmative vote of members of the Committee representing Purchasers who purchase two-thirds (2/3) of the power purchased by the members, submit the recommendation to a board of arbitrators.  The board of arbitrators shall be composed of three (3) persons, one of whom shall be appointed by the District, one of whom shall be appointed by majority vote of the Committee, and the third person to be appointed by the two persons so appointed.  In the event said two members cannot agree upon the appointment of a third person, then such third person shall be appointed by the Chief Justice of the Supreme Court of the State of Washington.
The procedure for arbitration shall be governed by the laws of the State of Washington.  Insofar as the parties hereto may legally do so, they agree to abide by the decision of said board; provided, that the District shall not be bound by any decision of a board of arbitration to the extent that such decision is retroactive beyond the date when the matter arbitrated was made the subject of written recommednation of the Committee.
(e)           The matters which may be arbitrated in accordance with Section 13(d) hereof shall consist of all matters pertaining to the maintenance, operation, additions, replacements and renewals, insurance to be carried on said Development and its operation (which in no event shall be less than that required under the terms of the Bond Resolution), and subsequent financing and refinancing of the said Development, except such matters which are by law vested exclusively in the discretion of the District.  All written Committee recommendations not approved by the District with respect to amounts to be charged to the Priest Rapids Development as a result of voluntary payments in lieu of taxes or other voluntary donations made by the District may be arbitrated in accordance with Section 13(d) hereof.
(f)           In the event this Section 13 or any paragraph, sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this section or such part thereof so adjudicated to be invalid had not been included herein.

SECTION 14.	INSURANCE.

The District agrees to obtain and maintain in full force and effect during the term of this contract, to the extent available at reasonable cost, adequate insurance with responsible insurers with policies payable to the District for the benefit of the District and the Purchasers as their respective interests may appear, against:
(1)           Obligations of the District under the Workmen's Compensation law of the State of Washington, and employer's liability;
(2)           Public liability for bodily injury and property damage;
(3)           Physical loss or damage to the Priest Rapids Development on replacement cost basis;
(4)           Business Interruption loss to the District and/or the Purchasers resulting from delay in completion of the Development, interruption or reduction of generation or transmission of power and energy caused by such physical loss, damage or destruction; and
(5)           Any other insurance determined to be necessary.

SECTION 15.	OPERATION AND MAINTENANCE.

The District covenants and agrees that it will operate and maintain the Priest Rapids Development in an efficient and economical manner, consistent with good business and operating practices of comparable developments.

SECTION 16.	BOARD OF CONSULTING ENGINEERS ON CONSTRUCTION PROBLEMS.

The District shall establish a Board of five (5) Consulting Engineers during the construction of the Priest Rapids Development, which shall include two (2) engineers of outstanding ability and national reputation, selected by the District from a list of not less than four (4) such engineers submitted by the Committee to the District.

SECTION 17.	CONSTRUCTION AND FINANCING CONTRACTS.

The District agrees that prior to commencing construction of the Priest Rapids Development it will have completed financing of said Development, shall have let the major contracts for the construction thereof, and shall have obtained adequate completion bonds for each of said contracts.  If said financing is not completed by May 4, 1957, then the Purchaser may cancel this contract by giving written notice to the District.

SECTION 18.	COMPLETION OF CONSTRUCTION.

The District agrees to proceed diligently with the financing and construction of the Priest Rapids Development and, subject to Uncontrollable Forces, plans to complete the Priest Rapids Development by September 12, 1961.

SECTION 19.	ADDITIONAL FACILITIES.

(a)           From time to time during the term hereof the District may propose to expand the Priest Rapids Development by installing additional generating facilities.  Whenever the District proposes to so expand the Development, it shall give notice in writing or such intent to the Purchaser stating:
(1)           The estimated cost of such additional generating facilities;
(2)           The proposed method of financing the cost of said facilities;
(3)           The estimated additional power and energy which would be available as a result of the installation of said facilities;
(4)           The estimated incremental cost (i.e. the costs which will be incurred as a result of installing the proposed additional facilities, which costs would not be incurred were such proposed additional facilities not installed) of said additional power and energy on an annual basis; and
(5)           The estimated construction period for the installation of said facilities.
The notice shall also contain other available pertinent information.
(b)           The Purchaser shall have the option of purchasing a share of said additional power and energy determined by multiplying the total additional power and energy by the Purchaser's Power Allocation, specified in Section 3 hereof, and may exercise such option by giving written notice to the District on or before the expiration of ninety (90) days from the receipt of said written notice from the District.  The District shall give a second notice to the Purchaser if any of the other Purchasers shall fail to exercise its option for its full share of said power and energy, and the Purchaser may, by giving written notice to the District within sixty (60) days after the receipt of the second notice from the District, have its respective share of said power and energy increased either in proportion or, as shall be mutually agreed upon, so as to make available to the Purchaser and to the other Purchasers power and energy available as a result of any of the other Purchasers failing to elect to take its full share of said additional power and energy; provided, that such increases shall not be inconsistent with the provisions of said Public Law 544 and said Federal Power Commission License concerning the offering of a reasonable amount of the capacity and power output of the Project for sale in states neighboring the State of Washington.  The District, in addition to its share of said additional power and energy determined by multiplying the total amount of said additional power and energy by the per cent reservation specified in Section 3(b) hereof, shall be entitled to the additional power and energy which the Purchaser and other Purchasers shall not elect to take in accordance with the foregoing provision.  Failure to exercise its option to purchase additional power and energy which would be available from the installation of additional generating facilities proposed for installation by the District at a later date.
(c)           If the Purchaser exercises its option to take its share of said additional power and energy, it shall pay for said additional power and energy a percentage of the incremental annual cost of said additional facilities corresponding to the per cent the share of additional power and energy which it purchases is to the total additional power and energy available as the result of the installation of the additional facilities.  If the Purchaser does not elect to take additional power and energy which would be available from the installation of additional generating facilities it shall continue to receive the same amount of power and energy and pay the same annual power cost therefor as if such additional generating facilities had not been installed.
(d)           If, after the Purchaser shall have exercised its option as aforesaid, the District shall determine that it is not economically feasible for it to install additional generating facilities as proposed, the District shall be under no obligation to do so and shall so notify the Purchaser.
(e)           Notwithstanding any other provisions of Section 19, hereof, whenever the District is compelled to install additional facilities at or in the Priest Rapids Development by any order or decision of the Federal Power Commission or any state or federal government agency with authority to issue or make and enforce such an order or decision, the Purchaser shall share the benefits and costs resulting from the installation of said additional facilities in the same manner and to the same extent as if the Purchaser had voluntarily exercised its option to purchase the power and energy resulting from said installation as provided earlier in Section 19 hereof.

SECTION 20.	WANAPUM DEVELOPMENT.

(a)           Whenever the District proposes to construct the Wanapum Development, it shall give notice in writing of its proposal to the Purchaser nine (9) months in advance of the proposed start of construction.  Such notice shall supplement the information made available to the Purchaser in accordance with Section 12 hereof and shall state:
(1)           The estimated Cost of Acquisition and Construction of the Wanapum Development;
(2)           The proposed method of financing said Cost of Acquisition and Construction of the Wanapum Development;
(3)           The estimated additional power and energy which would be available as a result of the construction of the Wanapum Development;
(4)           The estimated cost of said additional power and energy on an annual basis; and
(5)           The estimated dates of starting and completing the construction of the Wanapum Development.
The notice shall contain any other available pertinent information.
(b)           As a part of the consideration for the execution of this contract, the Purchaser shall have the option of purchasing a share of the additional power and energy resulting from the construction of the Wampum Development, determined by multiplying the total of such additional power and energy by the Purchaser's Power Allocation specified in Section 3 hereof, and shall exercise such option by giving written notice to the District on or before ninety (90) days from the receipt of said written notice from the District.  The District shall give a second notice to the Purchaser if any of the other Purchasers does not elect to take its full share of said additional power and energy and the Purchaser may, by giving written notice to the District within sixty (60) days after receipt of the second notice from the District, have its respective share of said power and energy proportionately increased, or increased as shall be mutually agreed upon, so as to make available to the Purchaser and other Purchasers power and energy available as a result of any of the other Purchasers failing to elect to take its full share of said additional power and energy; provided, that such increases shall not be inconsistent with the provisions of said Public Law 544 and said Federal Power Commission License concerning the offering of a reasonable amount of the capacity and power output of the Project for sale in states neighboring the State of Washington.  The District, in addition to its share of said additional power and energy available as a result of the construction of the Wanapum Development, determined by multiplying the total amount of said additional power and energy by the per cent reservation specified in Section 3(b) hereof, shall be entitled to the additional power and energy which the Purchaser and other Purchasers shall not elect to take in accordance with the foregoing provision.
(c)           If the Purchaser exercises its option to purchase additional power and energy to become available as a result of the construction of the Wanapum Development, the parties hereto shall execute a contract identical in all pertinent respects to this contract for the sale of the power from the Priest Rapids Development except that it shall refer to the Wanapum Development instead of to the Priest Rapids Development.  The Purchaser and the District shall place in escrow the executed contract by means of escrow instructions identical in all pertinent respects to Exhibit "B" attached hereto and made a part hereof.
(d)           It is the intention of the parties hereto that when the Wanapum Development is constructed, its operation shall be integrated with the operation of the Priest Rapids Development as required by said Public Law 544 and said Federal Power Commission License for the Priest Rapids Project.  It is agreed that all benefits accruing to the Project as a result of such integration shall be shared equally by the two Developments.  It is also agreed that all joint costs of the two Developments shall be equitably allocated between them and such allocation shall be reviewed by the Advisory Committee as provided in Section 13 hereof.  All payments for the encroachment of the Wanapum Development upon the Rock Island project (i.e. that project constructed under Federal Power Commission License Number 943) shall be chargeable solely to the Wanapum Development.
(e)           The parties hereto agree that if operation of the Priest Rapids Development with the maximum controlled headwater level of 486.5 feet above mean sea level (determined by reference to the United States Coast and Geodetic Survey Sea Level Datum of 1929 with supplemental additions of 1947) causes encroachment on the tailwater of the Wanapum Development, located at or upstream from the location shown on the License application drawings which were filed with the Federal Power Commission by the District on June 27, 1955 (approximately mile 415 on the Columbia River), the Priest Rapids Development shall compensate the Wanapum Development in kind and coincidentally for one-half of the loss to the Wanapum Development of capacity and power output.  The Priest Rapids Development shall compensate the Wanapum Development in kind and coincidentally for all loss of capacity and power output at the Wanapum Development caused by controlled headwater levels above said level of 486.5 feet at the Priest Rapids Development.  If the Wanapum Development is located downstream from the location shown on the said License application drawings, it shall be compensated in kind and coincidentally for losses of capacity and power output due to encroachment by the Priest Rapids Development only to the extent that such encroachment would have occurred at the location shown on the said application drawings.

SECTION 21.	ADJUSTMENT OF POWER ALLOCATION.

The Purchaser's Power Allocation shall be automatically increased pro-rata with that of the other Purchasers, not in excess of a cumulative maximum of twenty-five per cent (25%) thereof, in the event of a Default (as hereinafter defined) by any of the other Purchasers.  The term "Default" as used herein shall mean the filure by any one of the Purchasers to make the payments specified in Section 5 hereof and contemporaneously with said failure to make payments there shall exist, with respect to that one of the Purchasers, any one or more of the following conditions:
(a)           An order, judgment or decree shall be entered by any court of competent jurisdiction:
(1)           Appointing a receiver, trustee or liquidator for any of the Purchasers or the whole or any substantial part of the properties of any of the Purchasers;
(2)           Approving a petition filed against any of the Purchasers under the provision of an Act to Establish a Uniform System of Bankruptcy Throughout the United States, Approved July 1, 1898, as amended;
(3)           Granting relief to any of the Purchasers under an amendment to said Bankruptcy Act which shall give relief similar to that afforded by said Act; or
(4)           Assuming custody or control of the whole or any substantial part of any of the Purchaser's properties under the provision of any other law for the relief or aid of debtors; and such order, judgment or decree shall not be vacated or set aside or stayed (or, in case custody or control is assumed by said order, such custody or control shall not otherwise be terminated), within sixty (60) days from the date of the entry of such order, judgment or decree.
(b)           Any of the Purchasers shall:
(1)           Admit in writing its inability to pay its debts generally as they become due;
(2)           File a petition in bankruptcy;
(3)           Make an assignment for the benefit of its creditors;
(4)           Consent to the appointment of a receiver of the whole or any substantial part of its properties;
(5)           Be adjudicated a bankrupt on the basis of a petition in bankruptcy filed against it;
(6)           File a petition or an answer seeking relief under any amendment to said Bankruptcy Act which shall afford relief substantially similar to that afforded by said Act; or
(7)           Consent to the assumption by any court of competent jurisdiction under the provisions of any other law for the relief or aid of debtors of custody or control of any of the Purchasers or of the whole or any substantial part of its properties;
provided, that if prior to an imminent default by any of the Purchasers it shall demonstrate to the satisfaction of the District and the other Purchasers receiving in the aggregate at least two-thirds (2/3) of the balance of the Priest Rapids Development Output its inability to pay for its Power Allocation and its ability to pay for a smaller Power Allocation, then it shall be allowed to thereafter take such smaller Power Allocation and shall be thereafter liable for the same in the same manner as for its original Power Allocation; and, in such event, the automatic increase in the Purchaser's Power Allocation as above provided shall apply only to the difference between the original Power Allocation and such lesser Power Allocation of that one of the Purchasers threatened with default.
(c)           If any of the other Purchasers defaults, and the Purchaser's Power Allocation is automatically increased in accordance with this section, The Purchaser either individually or as a member of a group shall have a right of recovery from that one of the Purchasers in default for such amount as the Purchaser may sustain as a loss or damage by reason of such default and may commence such suit, action or proceeding as may be necessary or appropriate to recover the amount of said loss or damage.

SECTION 22.	LIABILITY OF PARTIES.

The District and the Purchaser each assumes full responsibility and liability for the maintenance and operation of its respective properties and shall indemnify and save harmless the other party from all liability and expense on account of any and all damages, claims or actions, including injury to or death of persons, arising from any act or accident in connection with the installation, presence, maintenance, and operation of the property and equipment of the indemnifying party; provided, that any liability which is incurred by the District through the operation and maintenance of the Priest Rapids Development and not covered by insurance shall be paid solely from the revenue of the said Development, and any payments made by the District to satisfy such liability shall become part of the Annual Power Cost as set forth in Section 4(a)(5) hereof.

SECTION 23.	WAIVER OF OF DEFAULT.

Any waiver at any time by either party to this contract of its rights with respect to any default of the other party hereto, or with respect to any other matter arising in connection with such contract, shall not be considered a waiver with respect to any subsequent default or matter.

SECTION 24.	NOTICES AND COMPUTATION OF TIME.

Any notice or demand, except those provided for in Section 6 hereof, by the Purchaser under this contract to the District shall be deemed properly given if mailed postage prepaid and addressed to Public Utility District No. 2 of Grant County, Washington, at Ephrata, Washington; any notice or demand by the District to the Purchaser under this contract shall be deemed properly given if mailed postage prepaid and addressed to Puget Sound Power & Light Company, at Seattle, Washington; and in computing any period of time from such notice, such period shall commence at 12:00 P.M. (midnight) on the date mailed.  The designations of the name and address to which any such notice or demand is directed may be changed at any time and from time to time by either party by giving notice as above provided.

SECTION 25.	MODIFICATION OF CONTRACT TERMS.

It is recognized by the parties hereto that, by virtue of the Bond Resolution, this contract cannot be amended, modified or otherwise altered by agreement of the parties in any manner that will impair or adversely affect the security afforded by the provisions of this contract for the purchase and sale of power for the payment of the principal, interest, and premium, if any, on said Bonds as they respectively become payable, so long as any of said bonds are outstanding and unpaid or until provision is irrevocably made for the payment thereof.

SECTION 26.	DISTRICT'S BOND RESOLUTION AND LICENSE.

It is recognized by the parties hereto that the District in its operation of the Priest Rapids Development and in the delivery of the power hereunder to the Purchaser, must comply with the requirements of the Bond
Resolution and with the License for the construction and operation of the Development as issued by the Federal Power Commission and amendments thereof from time to time made and it is therefore accordingly agreed that this Power Sales Contract is made subject to the terms and provisions of said resolution and License.  The District shall not, without the written consent of the Purchaser, amend, modify or otherwise change the Bond Resolution if such amendment, modification or change would be to the disadvantage of the Purchaser.

SECTION 27.	CONFLICT OF LAWS.

The parties hereto agree that this contract shall be governed by the laws of the State of Washington.

SECTION 28.	ASSIGNMENT OF CONTRACT.

This contract shall inure to the benefit of, and shall be binding upon the respective successors and assigns of the parties to this contract.  No assignment or transfer of this contract shall relieve the parties hereto of any obligation incurred hereunder.

SECTION 29.	UNIFORMITY OF POWER SALES CONTRACTS.

The Purchaser hereunder shall be considered as one of several Purchasers under contracts similar to this agreement and it is understood and agreed that all of said contracts for the sale and purchase of power shall be uniform in all material respects in their terms, conditions and provisions with the exception of Purchaser's Power Allocations.  If any of said contracts are amended or replaced so that they contain terms or conditions more favorable than those granted to the Purchaser under this contract, then this contract shall be amended to include the same terms and conditions so granted to any of the other Purchasers, provided, however, that the District shall have the right to sell power and energy reserved by it pursuant to Section 3(b) hereof on such terms and conditions as it shall elect and subject to the requirements of Section 3(b) hereof nothing herein shall be construed to require the District to offer equal terms and conditions to the Purchaser.

(SEAL)	PUBLIC UTILITY DISTRICT NO. 2 OF GRANT COUNTY, WASHINGTON By /s/ F. Wm. Arlt President

ATTEST:

by /s/ Wm. Schempp Secretary

(SEAL)	PUGET SOUND POWER & LIGHT COMPANY By /s/ Frank McLaughlin President

ATTEST:

By /s/ Walter S. Zachary Secretary

EXHIBIT “A”

Distribution of the Priest Rapids Development Output

Purchasers	Percent of Priest Rapids Development Output Sold

Cowlitz County, Public Utility District No. 1 of	2.0
Eugene Water and Electric Board	1.7
Forest Grove, City of	.5
Kittitas County, Public Utility District No. 1 of	.4
McMinnville, City of	.5
Milton-Freewater, City of	.5
Pacific Power and Light Co.	13.9
Portland General Electric Co.	13.9
Puget Sound Power and Light Co.	8.0
Seattle, City of	8.0
Tacoma, City of	8.0
Washington Water Power Co.	6.1
Aggregate Percentage of Priest Rapids Development Output Sold to Purchasers	63.5

EXHIBIT “B”

E S C R O W  I N S T R U C T I O N S

To:

The Peoples National Bank of Washington

Grant County Branch

Ephrata, Washington

Re:           Priest Rapids Project

Gentlemen:

Pursuant to the negotiations which have been carried on between Public Utility District No. 2 of Grant County, Washington (hereinafter referred to as the "District") and ___________________ (hereinafter referred to as the "Purchaser") and other utility systems providing electric service to the residents of the States of Washington, Oregon and Idaho, looking toward the sale and purchase of the output of the above Project, we enclose herewith and attach hereto an executed contract (in duplicate) setting forth the terms and conditions under which the Purchaser will take and pay for _____ per cent of the output of the Wanapum Development portion of said Project.

The enclosed contract is delivered to you in escrow and one executed copy shall be delivered to the District and one executed copy to the Purchaser when you shall have received written authority, or telegraphed instructions from the Purchaser to release the same.  If you shall not have received such written authority or telegraphed instructions by ____________________ the enclosed contract shall be destroyed by you.

Yours very truly, By PUBLIC UTILITY DISTRICT NO, 2 OF GRANT COUNTY By

Accepted this _____ day of __________, 1956.

THE PEOPLES NATIONAL BANK OF WASHINGTON

By Authorized Officer